Exhibit 99.1

For Immediate Release	Contact: Ralph A. Beattie
972/770-5600
CAPITAL SENIOR LIVING CORPORATION
REPORTS FOURTH QUARTER AND FULL YEAR 2007 RESULTS
DALLAS — (BUSINESS WIRE) — March 11, 2008 — Capital Senior Living Corporation (NYSE:CSU), one of the country’s largest operators of senior living communities, today announced operating results for the fourth quarter and full year 2007. Company highlights for the fourth quarter and 2007 fiscal year include:
Financial Highlights — Fourth Quarter
•	Revenues of $48.2 million increased $5.2 million or approximately 12 percent from the fourth quarter of 2006.
•	Adjusted EBITDAR (income from operations plus depreciation and amortization and facility lease expense) of $14.9 million increased 25 percent from the prior year period. Adjusted EBITDAR excludes the write-off of Hearthstone transaction costs and includes the normalization of real estate taxes as explained later and reconciled on the last page of this release.
•	Adjusted EBITDAR margin of 30.9 percent improved 320 basis points from the fourth quarter of the prior year.
•	Net income of $1.3 million versus $0.8 million in the fourth quarter of 2006.
•	Adjusted net income of $1.8 million or $0.07 per diluted share, versus net income of $0.7 million or $0.03 per diluted share in the fourth quarter of 2006. These comparisons exclude the write-off of Hearthstone transaction costs, the normalization of real estate and income taxes and the write-off contract rights.
•	Adjusted cash earnings (net income plus depreciation and amortization) of $4.8 million or $0.18 per diluted share, versus $3.4 million or $0.13 per diluted share in the fourth quarter of 2006, with the adjustments noted above.
Financial Highlights — Full Year
•	Revenues of $189.1 million increased $30.0 million or approximately 19 percent from the prior year.
•	Adjusted EBITDAR of $55.3 million increased 37 percent from the prior year.
•	Adjusted EBITDAR margin of 29.3 percent improved 380 basis points from 2006.
•	Net income of $4.4 million versus a loss of $2.6 million in 2006.
•	Adjusted net income of $5.2 million or $0.20 per diluted share, versus a loss of $0.5 million or a $0.02 loss per share in 2006. These comparisons exclude the fourth quarter adjustments noted above along with the write-off of deferred loan costs and non-cash charges related to joint venture amortization.
•	Adjusted cash earnings of $16.5 million or $0.62 per diluted share, versus $11.8 million or $0.45 per diluted share in 2006, with the adjustments noted above.

CAPITAL/Page 6
Operational Highlights — Fourth Quarter
•	Average physical occupancy rate for the 60 stabilized communities was 90.0 percent.
•	Operating margins (before property taxes, insurance and management fees) were 48 percent in stabilized independent and assisted living communities.
•	At communities under management, same-store revenue increased 4.1 percent versus the fourth quarter of 2006 as a result of a 4.7 percent increase in average monthly rent and a 0.5 percent decrease in occupancy. Same-community expenses increased 0.4 percent and net income increased 10.1 percent from the comparable period of the prior year. Incremental EBITDAR margin on same-store revenue increases was approximately 93 percent.
Significant Transactions — Fourth Quarter
The Company and Prudential Real Estate Investors (PREI®), acting on behalf of institutional investors in its Senior Housing Partners III fund, formed a third joint venture to develop a senior housing community. The community under development is located in Perrysburg, Ohio and will consist of 101 independent living units and 45 assisted living units. The community is expected to open in the first quarter of 2009.
The equity in the new venture will be funded 10 percent by the Company and 90 percent by PREI. This equity represents approximately 35 percent of the project costs and the venture has obtained a construction loan for the remaining 65 percent. Under the venture agreement, the Company will earn development and management fees and may receive incentive distributions.
In February of 2008, the Company entered into a lease on the Whitley Place community located in Keller, Texas. This 47-unit assisted living community has capacity for 65 seniors and is expected to produce annual revenues of approximately $1.4 million.
Whitley Place was purchased by a publicly traded healthcare REIT from a third party for approximately $5 million. The Company has leased this community on a ten-year term with two five-year renewal options. The initial lease rate of 7.75 percent is subject to conditional escalation provisions.
“The Company continues to benefit from leveraging its operating platform and tightly controlling expenses,” said James A. Stroud, Chairman of the Company. “We achieved a $14.8 million increase in annual EBITDAR on a $30.0 million increase in revenues. Our full year EBITDAR margin improved by 380 basis points and was nearly 31 percent in the most recent quarter. The successful execution of our 2007 Business Plan is the foundation for these gains.”

CAPITAL/Page 7
OPERATING AND FINANCIAL RESULTS
Fourth Quarter Results
For the fourth quarter of 2007, the Company reported revenue of $48.2 million, compared to revenue of $43.0 million in the fourth quarter of 2006, an increase of approximately $5.2 million or 12 percent. Resident and healthcare revenue increased from the fourth quarter of the prior year by approximately $4.4 million, or 12 percent. The number of consolidated communities increased from 48 in the fourth quarter of 2006 to 49 in the fourth quarter of 2007. Financial occupancy of the consolidated portfolio averaged 88.5 percent in the fourth quarter of 2007 with an average monthly rent of $2,404 per occupied unit.
Revenue under management increased approximately 9 percent to $55.9 million in the fourth quarter of 2007 from $51.5 million in the fourth quarter of 2006. Revenue under management includes revenue generated by the Company’s consolidated communities, communities owned in joint ventures and communities owned by third parties that are managed by the Company. There were 64 communities under management in both periods.
Operating expenses for the fourth quarter of 2007 increased by $2.5 million from the fourth quarter of 2006. As a percentage of resident and healthcare revenue, operating expenses improved from 63.0 percent in the fourth quarter of 2006 to 62.4 percent in the fourth quarter of 2007, an improvement of 60 basis points. Operating expenses for the quarter included approximately $0.3 million of real estate tax adjustments as a result of assessments which applied to 2006 and 2007. Had these property taxes been booked in the earlier periods to which they applied rather than the fourth quarter, this quarter’s operating expenses would have been 61.7 percent of resident and healthcare revenue.
General and administrative expenses of $2.9 million were approximately $0.2 million higher than the fourth quarter of 2006. Approximately half of this increase was due to expenses associated with the Company’s investment in information technology and half was due to transaction costs for the Hearthstone acquisition, which the Company terminated in February of 2008. As a percentage of revenue under management, general and administrative expenses were 5.6 percent in the fourth quarter of 2007.
Facility lease expenses were $6.9 million in the fourth quarter of 2007, approximately $1.3 million higher than the fourth quarter of 2006, reflecting 24 leased communities at the end of the fourth quarter of 2007 versus 23 at the end of the fourth quarter of 2006. Depreciation and amortization expense was $2.9 million in the fourth quarter of 2007, compared to $2.7 million in the fourth quarter of the prior year.
Excluding the Hearthstone transaction costs and normalizing the effect of the real estate tax adjustments, adjusted EBITDAR for the fourth quarter of 2007 was approximately $14.9 million, an increase of 25 percent from $11.9 million in the fourth quarter of 2006. Adjusted EBITDAR margin was 30.9 percent for the period, a 320 basis point improvement from the comparable period of the prior year.

CAPITAL/Page 8
Interest expense was $3.1 million in the fourth quarter of 2007, compared to $3.5 million in the fourth quarter of 2006, as a result of refinancings and other debt retirement earlier this year.
The Company reported a gain on sale of assets of $0.8 million in the fourth quarter of 2007 from the recognition of deferred gains. As of December 31, 2007, the Company had deferred gains of $26.4 million that are being amortized over the initial lease terms of the underlying assets.
The Company reported pre-tax income of approximately $2.6 million in the fourth quarter of 2007 compared to approximately $1.2 million in the fourth quarter of 2006. Pre-tax income in the fourth quarter of 2007 is net of approximately $0.1 million of Hearthstone transaction costs and approximately $0.3 million of real estate tax adjustments. Excluding these items, adjusted pre-tax income in the fourth quarter of 2007 was $3.0 million.
The Company reported net income of $1.3 million, or $0.05 per diluted share, in the fourth quarter of 2007 versus net income of $0.8 million, or $0.03 per diluted share, in the fourth quarter of 2006. The Company’s tax rate in the fourth quarter of 2007 was 49.6 percent, approximately 11 percentage points higher than normal. The higher rate is due to true-ups of 2006 taxes which occurred when federal and state income tax returns were prepared in late 2007. Approximately $0.3 million of additional taxes were booked in the fourth quarter of 2007, primarily reflecting additional state taxes on gains resulting from sale-leaseback transactions in 2006. These gains were deferred and amortized under GAAP, but not for tax purposes. Normalizing this tax provision at a rate of 38.5 percent, along with the pre-tax adjustments noted above, would increase net income from the reported $1.3 million, or $0.05 per diluted share, to an adjusted net income of $1.8 million, or $0.07 per diluted share. On this same basis, adjusted cash earnings were $4.8 million, or $0.18 per diluted share, in the fourth quarter of 2007, versus $3.4 million, or $0.13 per diluted share, in the fourth quarter of 2006.
Full Year Results
For the 2007 fiscal year, the Company produced revenues of $189.1 million, compared to revenues of $159.1 million in the prior year, an increase of $30.0 million or approximately 19 percent.
Reflecting the adjustments noted above, adjusted EBITDAR for 2007 was $55.3 million, an increase of $14.8 million or 37 percent from the $40.5 million reported in 2006. Adjusted net income was $5.2 million or $0.20 per diluted share and adjusted cash earnings were $16.5 million or $0.62 per diluted share.
“We made progress on a number of fronts in 2007,” said Lawrence A. Cohen, Chief Executive Officer. “Revenues, EBITDAR and net income all increased significantly as margins expanded through higher rents and sound expense controls. Our 2008 business plan is focused on increasing capacity and levels of care to meet the needs of our residents with an average age of 85 through expansions, conversions, new developments and home health care. These investments typically produce excellent returns on invested capital and are expected to build shareholder value.”

CAPITAL/Page 9
CAPITAL OVERVIEW AND FINANCING
Capital expenditures in the fourth quarter of 2007 were approximately $3.4 million, including $1.6 million of systems development, $0.7 million of community renovations and the balance for recurring items. The Company ended the quarter with approximately $23.4 million of cash and cash equivalents and approximately $189.1 million of mortgage debt at fixed interest rates averaging approximately 6.1 percent.
Q407 CONFERENCE CALL INFORMATION
The Company will host a conference call with senior management to discuss the Company’s fourth quarter and full year 2007 results. The call will be held on Wednesday, March 12, 2008 at 11:00 a.m. Eastern Time.
The call-in number is 913-312-1467, confirmation code 3845712. A link to a simultaneous webcast of the teleconference will be available at www.capitalsenior.com through Windows Media Player or RealPlayer.
For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay starting March 12, 2008 at 2:00 p.m. Eastern Time, until March 19, 2008 at 8:00 p.m. Eastern Time. To access the conference call replay, call 719-457-0820, confirmation code 3845712. The conference call will also be made available for playback via the Company’s corporate website, www.capitalsenior.com , and will be available until the next earnings release date.
ABOUT THE COMPANY
Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.
The Company currently operates 64 senior living communities in 23 states with an aggregate capacity of approximately 9,400 residents, including 37 senior living communities which the Company owns or in which the Company has an ownership interest, 25 leased communities and 2 communities it manages for third parties. In the communities operated by the Company, 69 percent of residents live independently, 24 percent of residents require assistance with activities of daily living and 7 percent of residents live in continuing care retirement communities.
This release contains certain financial information not derived in accordance with generally accepted accounting principles (GAAP), including adjusted EBITDAR, cash earnings, cash earnings per share and other items. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

CAPITAL/Page 10
The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.
Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 or Cameron Donahue or Brett Maas, Hayden Communications, Inc., at 646-653-1854 for more information.

CAPITAL SENIOR LIVING CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$23,359	$25,569
Accounts receivable, net	3,232	3,838
Accounts receivable from affiliates	846	784
Federal and state income taxes receivable	2,084	241
Deferred taxes	996	672
Assets held for sale	1,011	2,034
Property tax and insurance deposits	7,954	6,460
Prepaid expenses and other	4,652	3,493

Total current assets	44,134	43,091
Property and equipment, net	310,442	313,569
Deferred taxes	12,824	15,448
Investments in limited partnerships	6,199	5,253
Other assets, net	16,454	17,127

Total assets	$390,053	$394,488

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,980	$3,566
Accrued expenses	12,782	11,224
Current portion of notes payable	9,035	6,110
Current portion of deferred income	5,174	4,306
Customer deposits	2,024	2,478

Total current liabilities	30,995	27,684
Deferred income	23,168	26,073
Notes payable, net of current portion	185,733	196,647
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value:
Authorized shares — 15,000; no shares issued or outstanding	—	—
Common stock, $.01 par value:
Authorized shares — 65,000; issued and outstanding shares 26,596 and 26,424 in 2007 and 2006, respectively	266	264
Additional paid-in capital	129,159	127,448
Retained earnings	20,732	16,372

Total shareholders’ equity	150,157	144,084

Total liabilities and shareholders’ equity	$390,053	$394,488

CAPITAL SENIOR LIVING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenues:
Resident and health care revenue	$42,721	$38,281	$167,563	$139,456
Unaffiliated management services revenue	652	136	1,591	994
Affiliated management services revenue	1,082	651	3,117	1,767
Community reimbursement revenue	3,732	3,902	16,781	16,853

Total revenues	48,187	42,970	189,052	159,070

Expenses:
Operating expenses (exclusive of facility lease expense and depreciation and amortization expense shown below)	26,647	24,100	103,804	89,184
General and administrative expenses	2,866	2,692	12,046	11,420
Facility lease expense	6,870	5,528	27,054	16,610
Provision for bad debts	224	22	330	121
Stock-based compensation expense	216	318	979	870
Depreciation and amortization	2,934	2,702	11,295	12,345
Community reimbursement expense	3,732	3,902	16,781	16,853

Total expenses	43,489	39,264	172,289	147,403

Income from operations	4,698	3,706	16,763	11,667

Other income (expense):
Interest income	165	377	674	843
Interest expense	(3,148)	(3,459)	(12,763)	(16,610)
Gain on sale of assets	847	781	3,351	2,495
Write-off of deferred loan costs	—	—	(538)	(1,867)
Other income (expense)	24	(249)	(37)	(37)

Income (loss) before (provision) benefit for income taxes	2,586	1,156	7,450	(3,509)
(Provision) benefit for income taxes	(1,283)	(340)	(3,090)	909

Net income (loss)	$1,303	$816	$4,360	$(2,600)

Per share data:
Basic net income (loss) per share	$0.05	$0.03	$0.17	$(0.10)

Diluted net income (loss) per share	0.05	0.03	0.16	(0.10)

Weighted average shares outstanding — basic	26,286	26,127	26,205	26,014

Weighted average shares outstanding — diluted	26,624	26,559	26,637	26,014

CAPITAL SENIOR LIVING CORPORATION
SUPPLEMENTAL INFORMATION

	Communities		Resident Capacity		Units
	Q4 07	Q4 06	Q4 07	Q4 06	Q4 07	Q4 06
Portfolio Data
I. Community Ownership / Management
Consolidated communities
Owned	25	25	3,926	3,926	3,503	3,503
Leased	24	23	3,710	3,625	3,105	3,025
Joint Venture communities (equity method)	12	12	1,406	1,406	1,221	1,221
Third party communities managed	3	4	502	587	408	488

Total	64	64	9,544	9,544	8,237	8,237

Independent living			6,713	6,713	5,738	5,738
Assisted living			2,176	2,176	1,881	1,881
Continuing Care Retirement Communities			655	655	618	618

Total			9,544	9,544	8,237	8,237

II. Percentage of Operating Portfolio
Consolidated communities
Owned	39.1%	39.1%	41.1%	41.1%	42.5%	42.5%
Leased	37.5%	35.9%	38.9%	38.0%	37.7%	36.7%
Joint venture communities (equity method)	18.8%	18.8%	14.7%	14.7%	14.8%	14.8%
Third party communities managed	4.7%	6.3%	5.3%	6.2%	5.0%	5.9%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Independent living			70.3%	70.3%	69.7%	69.7%
Assisted living			22.8%	22.8%	22.8%	22.8%
Continuing Care Retirement Communities			6.9%	6.9%	7.5%	7.5%

Total			100.0%	100.0%	100.0%	100.0%
Selected Operating Results
I. Consolidated communities
Number of communities	49	48
Resident capacity	7,636	7,551
Unit capacity	6,608	6,528
Financial occupancy (1)	88.5%	90.4%
Revenue (in millions)	42.6	38.3
Operating expenses (in millions) (2)	24.0	21.9
Operating margin	44%	43%
Average monthly rent	2,404	2,269
II. Waterford / Wellington communities
Number of communities	17	17
Resident capacity	2,426	2,426
Unit capacity	2,132	2,132
Financial occupancy (1)	91.7%	91.7%
Revenue (in millions)	11.9	11.3
Operating expenses (in millions) (2)	6.5	6.4
Operating margin	45%	43%
Average monthly rent	2,028	1,942
III. Communities under management
Number of communities	64	64
Resident capacity	9,544	9,544
Unit capacity	8,237	8,237
Financial occupancy (1)	88.8%	89.2%
Revenue (in millions)	55.9	51.5
Operating expenses (in millions) (2)	30.6	29.0
Operating margin	45%	44%
Average monthly rent	2,523	2,394
IV. Same Store communities under management
Number of communities	60	60
Resident capacity	9,124	9,124
Unit capacity	7,910	7,910
Financial occupancy (1)	88.7%	89.2%
Revenue (in millions)	52.5	50.5
Operating expenses (in millions) (2)	28.8	28.0
Operating margin	45%	45%
Average monthly rent	2,501	2,388
V. General and Administrative expenses as a percent of Total Revenues under Management
Fourth Quarter	5.6%	5.3%
Fiscal 2007	5.5%	5.6%

VI. Consolidated Debt Information (in thousands, except for interest rates) Excludes insurance premium financing
Fixed rate debt	189,072	159,439
Variable rate debt, with a cap	—	33,000
Variable rate debt, no cap or floor	—	4,801

Total debt	189,072	197,240

Fixed rate debt — weighted average rate	6.1%	6.2%
Variable rate debt — weighted average rate	0.0%	7.6%
Total debt — weighted average rate	6.1%	6.5%

(1) — Financial occupancy represents actual days occupied divided by total number of available days during the month of the quarter.
(2) — Excludes management fees, insurance and property taxes.

CAPITAL SENIOR LIVING CORPORATION
NON-GAAP RECONCILIATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006

Adjusted EBITDAR
Net income from operations	$4,698	$3,706	$16,763	$11,667
Depreciation and amortization expense	2,934	2,702	11,295	12,345
Facility lease expense	6,870	5,528	27,054	16,610
Write-off of Hearthstone transaction costs	122	—	122	—
Real estate tax adjustments	267	(27)	107	(107)

Adjusted EBITDAR	$14,891	$11,909	$55,341	$40,515

Adjusted EBITDAR Margin
Adjusted EBITDAR	$14,891	$11,909	$55,341	$40,515
Total revenues	48,187	42,970	189,052	159,070

Adjusted EBITDAR margin	30.9%	27.7%	29.3%	25.5%

Adjusted net income (loss) and net income (loss) per share
Net income (loss)	$1,303	$816	$4,360	$(2,600)
Write-off of Hearthstone transaction costs, net of tax	75	—	75	—
Adjustment to normalize tax rate of 38.5%	287	(105)	222	442
Real estate tax adjustments, net of tax	164	(17)	66	(66)
Write-off deferred loan costs, net of tax	—	—	331	1,148
Write-off contract rights costs, net of tax	18	—	18	533
Joint venture noncash charge	—	—	153	—

Adjust net income (loss)	$1,847	$694	$5,225	$(543)

Adjusted net income (loss) per share	$0.07	$0.03	$0.20	$(0.02)

Diluted shares outstanding	26,624	26,559	26,637	26,014

Adjusted cash earnings and cash earnings per share
Net income (loss)	$1,303	$816	$4,360	$(2,600)
Depreciation and amortization expense	2,934	2,702	11,295	12,345
Write-off of Hearthstone transaction costs, net of tax	75	—	75	—
Adjustment to normalize tax rate of 38.5%	287	(105)	222	442
Real estate tax adjustments, net of tax	164	(17)	66	(66)
Write-off deferred loan costs, net of tax	—	—	331	1,148
Write-off contract rights costs, net of tax	18	—	18	533
Joint venture noncash charge	—	—	153	—

Adjusted cash earnings	$4,781	$3,396	$16,520	$11,802

Adjusted cash earnings per share	$0.18	$0.13	$0.62	$0.45

Diluted shares outstanding	26,624	26,559	26,637	26,014

Adjusted pretax income (loss)
Pretax income (loss) as reported	$2,586	$1,156	$7,450	$(3,509)
Write-off of Hearthstone transaction costs	122	—	122	—
Real estate tax adjustements	267	(27)	107	(107)
Write-off deferred loan costs	—	—	538	1,867
Write-off contract rights costs	30	—	30	866
Joint venture noncash charge	—	—	248	—

Adjusted pretax income (loss)	$3,005	$1,129	$8,495	$(883)